CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit 10.2

INSERM 03233A30

CO-OWNERSHIP/EXPLOITATION AGREEMENT

BETWEEN

INSTITUT NATIONAL DE LA SANTÉ ET DE LA RECHERCHE MÉDICALE, a publicly funded government science and technology agency (établissement public à caractère scientifique et technologique), registered office: 101, rue de Tolbiac, 75654 Paris Cedex 13, represented by its Director General, Mr Christian Bréchot,

“INSERM”,

AND

AURIS MEDICAL AG, registered office: Rütifeldstrasse 1, 4573 Lohn-Ammannsegg, Switzerland, represented by its Managing Director, Mr Thomas Meyer,

“AM”.

AM and INSERM are referred to below individually as the “Party” and jointly as the “Parties”.

RECITALS

1) AM is a research and development company specialising in ear, nose and throat pathologies.

2) On 29 September 2003 AM and INSERM entered into an agreement known as the “Collaboration and Licence Option Agreement Ref. 03233A10” governing the performance of a research programme entitled “Therapeutic evaluation of two NMDA receptor antagonists (7-CK and ketamine) and a c-Jun N-terminal kinase pathway (JNK) inhibitor in a behavioural model for tinnitus induced by sound trauma”, (the “Study”).

The agreement of 29 September 2003 comprises a certain number of provisions relating to the ownership of the results of the Study and their exploitation.

As part of their collaboration, AM has filed the following patent applications in the joint names of INSERM and AM:

•	29 March 2004: US Patent Application No. 10/812,298 entitled “Methods for the treatment of tinnitus induced by cochlear excitotoxicity”;

•	29 March 2005: International Patent Application No. PCT/EP2005/003254;

•	28 September 2005: US Continuation-in-Part Application related to Application No. 10/812,298.

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These patent applications are provided in Appendix 1 to this Agreement.

The Collaboration Agreement of 29 September 2003 also provides for the possible worldwide exclusive exploitation of the results of the Study, whether patented or not, by AM with effect from the date of notification of its decision to do so to INSERM.

AM having notified INSERM of its intention to exercise the exclusive licence option pursuant to the provisions of section 9.1 of the aforementioned Collaboration Agreement, the Parties agreed to determine the rules for managing the co-ownership of the results, whether patented or not, and the terms of their exploitation pursuant to the provisions of sections 8 and 9 of the Agreement of 29 September 2003.

This having been set out, THE FOLLOWING IS HEREBY AGREED:

1. DEFINITIONS

The definitions set out below apply to this Agreement. Where the context allows, the singular includes the plural and vice versa and the masculine includes the feminine and vice versa.

1.1	Patents

“Patents” means US Patent Application No. 10/812,298 entitled “Methods for the treatment of tinnitus induced by cochlear excitotoxicity” filed on 29 March 2004 in the joint names of INSERM and AM, International Patent Application No. PCT/EP2005/003254 filed on 29 March 2005, any foreign application filed on the basis of this application, any continuation, continuation-in-part, additional or divisional application and the resulting patents and any patent re-filed, re-granted or re-examined on the basis of this application.

1.2	Agreement

“Agreement” means this Agreement including the recitals, appendices and amendments which form an integral part of it.

1.3	Field of Application

“Field of Application” means the treatment of tinnitus and, more generally, all the applications claimed in the Patent.

1.4	Subsidiary

“Subsidiary” means any commercial company or partnership incorporated under French or foreign law which, through a capital share holding or any another means, holds at least 50% of the voting rights or rights to run the affairs of AM, controls AM, is controlled by AM or is placed under the same control as AM.

Rights granted to Subsidiaries under the terms of this Agreement apply only to corporate bodies which are Subsidiaries at the time the rights are exercised. If a corporate body should cease to be a Subsidiary during the term of this Agreement, the rights it has acquired as a Subsidiary will lapse immediately unless agreed otherwise in writing by INSERM.

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1.5	Licence Holder

“Licence Holder” means any commercial company or partnership incorporated under French or foreign law which has acquired the right to develop, promote, manufacture or cause to be manufactured the Licensed Products under the Patents from AM. Neither third parties who acquire rights to distribute, market and sell the Licensed Products from AM, nor Subsidiaries are deemed Licence Holders.

1.6	Licensed Products

“Licensed Products” are any products, processes or services whose manufacture, production, use and/or sale constitutes an infringement of a claim of a Patent which has not been rejected, cancelled or otherwise invalidated by a final and absolute decision.

1.7	Income

“Income” means the net sales of Licensed Products made by AM and/or its Subsidiaries and/or its authorised Licence Holders less (1) the costs of returns and replacements, (2) discounts and other price reductions, (3) tax and (4) delivery costs (including insurance and transport). It is understood that such deductions shall not exceed [*****] of total income.

Income does not include intermediary sales of the Products between AM and its Subsidiaries or between the Subsidiaries themselves. Only the total amount invoiced by AM, its Subsidiaries and Licence Holders to third parties is taken into account in calculating Income. The calculation of Income does not include humanitarian sales or transfers or sales and transfers made in relation to clinical studies.

1.8	Development Work

“Development Work” means all the work and studies carried out directly by AM or on behalf of AM in order to develop and market the Licensed Products.

1.9	Territory

“Territory” means any country in which the Patents have been filed.

2. CO-OWNERSHIP SHARE

The Parties certify that they are jointly responsible for the invention claimed in Patent No. 10/812,298 and acknowledge that they are [*****] co-owners of the Patents.

3. EXCLUSIVE EXPLOITATION BY AM

The Parties agree that the Patents will be exploited exclusively by AM in the Field of Application in order, in particular, to develop, promote, manufacture, cause to be manufactured, use, sell and distribute the Licensed Products in the Territory during the term of this Agreement.

In consequence, INSERM shall refrain from exploiting, either directly or indirectly, the Patents in the Territory.

However, it is expressly agreed between the Parties that the exclusive exploitation granted to AM shall not prevent INSERM from using the inventions covered by the Patents for its own research purposes free of charge, its research purposes excluding, in particular, any direct or indirect profit-making.

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AM alone will be entitled to grant manufacturing or sales licences for the Patents in the Field of Application and in the Territory to its Subsidiaries and/or third parties provided that it systematically informs INSERM of this fact and provides INSERM immediately upon signature of copies of the provisions of the relevant licence agreements relating to price, confidentiality and publication, patent infringement and warranties.

AM alone will be responsible for the proper performance of said licences and AM alone will be responsible to INSERM for ensuring that the Licence Holders perform all the obligations incumbent upon AM under this Agreement. In particular, AM undertakes to include in said licences confidentiality clauses similar to that contained in this Agreement and not to enter into licence agreements with terms longer than that of this Agreement.

4. DEVELOPMENT, MARKETING AND SALES

4.1	Development Work carried out prior to obtaining a Marketing Authorisation

The Parties acknowledge that the invention claimed in the Patent application filed on 29 March 2004 requires additional research and development work in order to obtain a “Marketing Authorisation”.

This additional study phase will be financed [*****] will decide on the clinical strategy and the nature of the research and development work to be carried out.

AM undertakes to inform INSERM of the progress of the Development Work on a regular basis. To this end, every year AM will send INSERM a written report outlining the progress of the development work, any pre-clinical and clinical studies which have been carried out, applications for marketing authorisations and any licence agreements entered into.

AM shall use its best efforts to conduct and complete the Development Work, whether directly or indirectly via its Subsidiaries or Licence Holders, in so far as this is commercially and financially feasible, with the objective of bringing the Licensed Products to the market.

AM therefore undertakes to comply with the relevant regulations applicable in France and abroad and with the guidelines of the competent authorities in the field of the Development Work and/or the marketing of the Licensed Products and to use its best efforts to obtain the authorisations required under the legislation and regulations applicable in the countries of theTerritory as quickly as possible.

AM will be responsible for obtaining and renewing the registrations and marketing authorisations for the Licensed Products in the Territory, either in its name [*****] or in the name and [*****] of any person it may designate, and for compliance with local legislation.

AM undertakes, in so far as the clinical studies organised by or at the instruction of AM are concerned, to perform all the obligations required under the legislation and regulations in force in the relevant countries and in the case of studies conducted in France with the

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obligations of the Law of 20 December 1988 on the Protection of Persons Participating in Biomedical Research (Loi du 20 décembre 1988 relative à la protection des personnes qui se prêtent à des recherches biomédicales), as amended. AM indemnifies INSERM against any claim or legal action which may be taken against it by third parties in relation to such studies.

The Parties acknowledge that AM cannot warrant any success in fulfilling its obligations under the present section.

However, should AM fail to complete, either director or indirectly, phase II clinical trials (proof of therapeutic efficacy in human subjects as defined in ICH Guideline E8, General Considerations for Clinical Trials, 3.1.3.2) within [*****] of the signature of this Agreement and to initiate phase III clinical trials (as per above definition) within [*****] of publication of the results of the phase II clinical trials, the Parties shall consult with one another to evaluate the reasons for the delay in the development of the Licensed Products and, where appropriate, to determine the future of the relationship created by this Agreement. In such a case, and if it is shown that AM has failed to use reasonable efforts in carrying out the Development Work, INSERM may revoke the exclusivity of exploitation granted to AM under this Agreement subject to notification of its decision by registered letter with acknowledgement of receipt.

4.2	Marketing

AM is free to organise its promotional, manufacturing and distribution policy for the Products as it sees fit.

The name “INSERM” may not be used for any purpose whatever (in particular for promotional purposes and irrespective of the media used, whether video, poster, press pack, etc.) without the prior written consent of INSERM.

This provision shall remain in force notwithstanding the expiry or termination of this Agreement.

5. FINANCIAL TERMS AND CONDITIONS

5.1	General financial terms and conditions

In consideration of the exclusive right granted under this Agreement, AM undertakes:

•	to provide the finances required to ensure the proper performance of the Development Work, it being understood that it is the responsibility of AM to define the means to be allocated for this purpose;

•	to continue to bear [*****] the intellectual property costs relating to the Patent under the terms set out in section 6.1 of this Agreement,

•	to pay INSERM a fee in respect of the exploitation of the Licensed Products under the terms set out in section 5.2 below.

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5.2	Royalties

AM undertakes to pay INSERM a fee based on the Income from all Licensed Products at the rate of:

•	[*****], if the Income earned across the entire Territory in one year is less than or equal to [*****];

•	[*****] of that part of the Income earned across the entire Territory in excess of [*****] in one year.

The fee will be payable for each country from the date a Licensed Product is first marketed in the Field of Application until the [*****]. AM alone will be responsible for the payment of the fees to INSERM.

AM also undertakes to pay INSERM a fee of [*****] of any sums of any nature (except royalties) collected by AM and/or its Subsidiaries in respect of the grant of licences to Licence Holders with the exception of refunds of or contributions to research and development costs, clinical studies and marketing authorisation application costs.

5.3	Terms and conditions of fee payment

A statement of Income from the sale and marketing of Licensed Products and the sums collected in respect of licences granted by AM to the Licence Holders as at 31 December of each year approved by AM’s auditors shall be sent to INSERM on 30 April of the following year even where no sales have been made in the year in question.

Following acceptance of this statement by INSERM, the sums due in respect of the year in question shall be paid within [*****] of receipt of invoice issued by INSERM. The payments shall be made to “Monsieur l’Agent Comptable de l’INSERM au Compte [*****] – Recette Générale des Finances de Paris – 94, rue Réaumur 75104 – Paris Cedex 02”.

All sums due are subject to statutory taxes as applicable, in particular to VAT at the statutory rate in force at the time.

Sums duly collected by INSERM pursuant to this Agreement shall in all cases remain finally and absolutely the property of INSERM and shall not under any circumstances be returned to AM. Moreover, any sums owed by AM on the date of expiry or termination of this Agreement shall be paid to INSERM.

5.4	Default penalties

Any sum not paid to INSERM within the aforementioned periods shall attract default interest at the rate of [*****] of any delay calculated prorata temporis without prejudice to INSERM’s right to terminate this Agreement pursuant to section 9. Termination.

5.5	Audit

AM undertakes to keep and to ensure that its Subsidiaries and/or Licence Holders keep special accounts of the revenues received in respect of the sale of the Licensed Products including all the elements required to make a precise assessment of the commercial transactions carried out and to verify the fees.

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These special accounts for each year will be made available to INSERM for a period of [*****] following the year in question.

At INSERM’s request, but no more than once in each calendar year, AM will authorise an auditor chosen by INSERM to audit these accounts in order to verify that the fee has been calculated correctly. To this end, INSERM or the auditor of its choice will be entitled, subject to fifteen (15) days’ advance notice, to enter AM’s premises during AM’s office hours.

The auditor’s fees and expenses will be borne exclusively by INSERM except where, following said audit, the amount of the sums actually paid by AM to INSERM is adjusted by more than [*****], in which case the auditor’s fees and expenses will be borne by AM.

6. INTELLECTUAL PROPERTY, INFRINGEMENT

6.1.	Filing and renewal of Patent applications

AM shall manage Patent files as well monitor the process of Patent issuance and maintenance in collaboration with INSERM. AM shall, in particular, obtain INSERM’s prior consent in respect of (i) the scope and content of all Patent applications and (ii) draft responses to patent office requests. For the purposes of this section 6, “the Patent issuance and maintenance” shall include but is not limited to the filing of applications, the conduct of interference and opposition proceedings and/or the re-examination of applications, re-issues and certificates of addition, continuation and continuation-in-part applications. The Parties undertake to use their best efforts to facilitate Patent filing and maintenance procedures.

INSERM undertakes, in particular, to supply AM with any documents of any nature (technical or administrative) which AM might need in relation to the issue or maintenance of Patents, and to provide technical and scientific assistance.

AM undertakes to bear exclusively all expenses relating to Patent filing, examination, extension and maintenance procedures in the countries in which the Patents have been filed or granted throughout the term of this Agreement. It is understood that the patent law firm responsible for the Patents will invoice AM directly for all intellectual property costs relating to the Patents.

If AM does not wish to maintain or continue procedures for extending or obtaining Patents in a given country, it shall inform INSERM within a reasonable period so that INSERM may, if it so desires, continue such Patent filing, extension or maintenance procedures at its own expenses and in its own name in the country in question. INSERM is bound to inform AM of its decision within sixty (60) days of receipt of such information. If no response is received within this period, INSERM shall be deemed to have waived its right to continue the Patent filing, extension and maintenance procedures.

If INSERM undertakes to continue Patent filing, extension, manintenace or defence procedures in place of AM at its own expenses and in its own name in given a country, AM

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undertakes to return its ownership share in these Patents to INSERM free of charge and to waive its exclusive right of exploitation in the country or countries in question. AM therefore undertakes to provide all the signatures and documents required to enable INSERM to hold full ownership of said rights in the Patents in the country in question. AM will be entitled to a refund of any intellectual property costs incurred in the country in question and of the cost of transferring its ownership share. INSERM shall refund these costs on the basis of the revenues generated subsequently by the exploitation of the right.

6.2.	Improvements

Improvements to the Patents which are made and financed by AM shall be the exclusive property of AM which will be entitled to file a patent application in relation to such improvements in its own name and at its own expenses.

6.3	Assignment

INSERM shall refrain from assigning its co-ownership share for as long as this Agreement is in force.

6.4	Infringement

INSERM and AM shall inform one another as soon as possible of any infringement which comes to their attention. The Parties shall liaise in order to decide on the best strategy to adopt.

In case of disagreement between the Parties as to the strategy to adopt, action shall be taken by AM which alone shall bear all procedural costs and any costs and damages awarded against it. AM shall also retain the benefit of any advantages which might result from such action.

If the Parties fail to reach an agreement, they may each act independently at their own expense and risk and retain the benefit of any advantages which might result from their respective actions. In such cases the notice stipulated in section L. 613-29 b) of the French Intellectual Property Code (Code de la Propriété Intellectuelle) is not required.

In countries where legislation forbids one of the Parties from acting independently, the other Party shall, when so requested and within the appropriate period, provide any power of attorney or authorisation required to allow the first Party to act for it.

In any event, the Parties undertake to provide one another with any documents and other elements they may require in connection with the aforementioned procedures.

AM shall act in the best joint interests of the Parties in any action which may prove necessary to defend the rights associated with the Patents and, in particular, should infringement proceedings be instituted by AM against a third party infringer or by a third party against AM.

If infringement proceedings are instituted against AM, AM will not be entitled to claim from INSERM any compensation, refund of sums paid or reduction of sums still to be paid under section 5 above at the time the court decision becomes final. However, AM may deduct [*****] of the amount of any damages awarded against it by a court, once they have

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become enforceable, from the remuneration it owes to INSERM under section 5 of this Agreement up to a maximum reduction of [*****] of the amount of the remuneration payable to INSERM under the aforementioned section and, where applicable, staggering the sums to be deducted over several years of exploitation.

7. WARRANTY, INDEMNIFICATION

7.1.	Warranties provided by INSERM

INSERM declares and warrants to AM that

•	it is fully qualified to grant it the exclusive right of exploitation which forms the subject matter of this Agreement;

•	the research carried out by INSERM under the Collaboration Agreement of 29 September 2003 was carried out in accordance with the principles and practices generally applied by the scientific community.

INSERM makes AM no other warranty of any nature, either express or tacit.

Nothing in this Agreement may be interpreted as constituting a warranty:

•	on the part of INSERM or the inventors as to the successful filing, validity or scope of any of the Patents in any of the countries of the Territory;

•	that the Patents do not infringe third party patents or any other third party intellectual property right;

•	of the harmlessness, the appropriateness for a specific purpose or of the performance of the Patents by the end of this Agreement.

Nothing in this Agreement shall be interpreted as conferring on AM, either implicitly or in any other manner, any rights in any other INSERM patents.

The risks involved in the performance of this Agreement shall be borne by AM alone and AM accepts these risks. In case of the rejection or revocation of one or more Patents or if one or more Patents is made dependent on an earlier dominant patent, or if the Products were to be declared counterfeit due to the use of the Patents by an enforceable decision of the courts, INSERM will not be bound either to repay any sums already acquired or to reduce sums owing on the date of the final and absolute court order or to pay any damages to AM to compensate for the prejudice caused by said rejection, revocation, dependence or infringement.

7.2.	Warranties provided by AM

AM indemnifies INSERM and the members of its staff against any claims that might arise from personal injury or damage to property suffered in connection with the manufacture, holding and/or use of the Patents or the sale and marketing of the Products by AM, its Subsidiaries and/or its Licence Holders.

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AM waives its right to take action against INSERM if such complaints, claims, proceedings AM undertakes to ensure that its Subsidiaries and/or Licence Holders make the same commitment as it itself makes under the provisions of this section; this requirement shall be included in all licence agreements.

AM shall ensure that it, its Subsidiaries and/or Licence Holders have in place the necessary insurance to provide adequate cover for its liability in connection with the exploitation of the Patents.

AM, its Subsidiaries and/or Licence Holders alone will be liable for ensuring that the Products comply with the applicable legislation and regulations. AM, its Subsidiaries and/or Licence Holders may not call in warranty INSERM and are themselves alone liable in respect of their clients and/or any third parties for the quality and performance of the Products.

8. CONFIDENTIALITY, PUBLICATION

8.1.	Confidentiality

Each Party undertakes to keep confidential and not to disclose or divulge to any party without the written consent of the other Party any information of any nature which may come to its attention in connection with this Agreement and, in particular, any confidential information relating to the Development Work, to the Patents or to the Licensed Products which it may receive in connection with this Agreement (the “Information”).

However, the following Information shall not be deemed to be confidential:

•	information which is in the public domain on the date it is disclosed or is subsequently introduced into the public domain in good faith by a third party;

•	information already known to the Party receiving it on the effective date of this Agreement, except if said Information is received from one of the Parties to this Agreement;

•	information received by a third party who is entitled to disclose it.

In any event, it falls to the receiving Party to prove that the Information it receives is not confidential.

AM will be entitled to supply Information to third parties, including to its Subsidiaries and Licence Holders, in so far as the divulgation of this Information is useful or necessary to AM in exploiting the licence granted under this Agreement and in so far as the third party to whom this Information is provided is bound by a duty of confidentiality similar to that stipulated above.

The Parties undertake to take any measures that can reasonably be demanded to ensure that their obligations under this section 8 are performed by their staff and any person engaged by them in any position. AM shall include similar confidentiality obligations in any licence agreements it enters into with Licence Holders.

This duty of confidentiality shall remain in force throughout the term of this Agreement and for five (5) years after its expiry or termination.

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8.2	Publication

Any publication by either Party, whether written or oral, relating to confidential Information is subject to the prior written consent of the other Party. In such a case, the other Party has a period of one month in which to accept, in certain cases subject to certain modifications, its publication or to request that said confidential Information be removed from the publication.

However, the other Party shall not withhold its consent without good reason.

9. EFFECTIVE DATE, TERM

This Agreement is effective as of the date of its signature by the last of its signatories. Subject to premature termination of the Agreement as provided for in section 10, this Agreement shall remain in force until the last of the Patents expires or becomes invalid.

10. TERMINATION

10.1	This Agreement may be terminated by one of the Parties in case of non-performance by the other Party of any of its obligations under this Agreement and, in particular, under sections 4, 5 and 8, if said Party has failed to remedy said non-performance within no more than thirty (30) days from the date of written notification of said non- performance.

10.2	This Agreement will, subject to written notification remaining unheeded within one (1) month and subject to the provisions of section L.621-28 of the French Commercial Code (Code de commerce), be terminated automatically if AM ceases trading or enters compulsory liquidation.

10.3	This Agreement may be terminated automatically by INSERM in the following cases:

•	in the absence of sales of a Licensed Product for [*****] after market launch;

•	in the total absence of sales of a Licensed Product for a period of [*****] with effect from the date of obtaining the marketing authorisation.

11. GENERAL PROVISIONS

11.1.	No assignment

This Agreement is entered into intuitu personae. Consequently, this Agreement and all the rights and obligations attaching to it are personal, non-assignable and non-transferable except with the prior written consent of the other Party. This consent shall not be refused without good reason.

Where AM is taken over by, merged with, absorbed by or its activities are transferred to another company other than a Subsidiary or in the event of any other conversion of AM which alters the personal nature of this Agreement, the Agreement may be transferred only with the prior written consent of INSERM. This consent shall not be refused without good reason.

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It is hereby agreed that any company to which the rights and obligations of one or other of the Parties are assigned will be subject to the same obligations as those incumbent on the Party in question under this Agreement unless the new parties together agree otherwise. Any amendment of the terms and conditions of this Agreement which are agreed and occur as a result of such a transfer, the name and address of the assignee, for example, shall be stipulated in writing and inserted in an appendix to this Agreement at the time of transfer.

11.2.	Force majeure

The Parties shall be excused a failure to perform their obligations, and shall not be held liable or made to pay damages to the other Party where this failure of performance is due to a case of force majeure such as the disorganisation of its services resulting, in particular, from strike, resignation or any other event beyond its control.

11.3.	Independent co-contractors

Under no circumstances shall this Agreement be interpreted as creating an association or de facto company between the Parties, each of them being considered as independent co-contractors.

11.4.	Amendment

This Agreement cancels and replaces any prior agreements between the Parties relating to the subject matter of this Agreement and in particular the Agreement of 29 September 2003. Any amendment to this Agreement shall be made in writing and any such amendment shall be signed by an authorised representative of each of the Parties.

11.5.	Communication

Until such time as a change of address is notified in writing, any communication or notification to the Parties shall be made by telex or fax confirmed by subsequent letter or by registered letter with acknowledgement of receipt to the addresses given below:

For INSERM: Inserm

101, rue de Tolbiac

75654 PARIS Cedex 13

Tel: 01 44 23 60 40

Fax: 01 45 85 07 66

For AM: Auris Medical AG

Ruetifeldstrasse 1

CH-4573 Lohn-Ammannsegg

Tel: +41 32 677 05 67

Fax: +41 26 492 50 71

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11.6	Public announcements and communications

Any public announcement or communication relating to the signature of this Agreement or its content or to the use of the name of one of the Parties or one of its agents or employees shall require the consent of the Party in question.

11.7.	Waiver

Should either Party breach its obligations arising out of this Agreement and if the Party not in breach fails to exercise the rights accruing to it as a result of said breach, said failure to exercise its rights shall not be interpreted as a waiver of these rights in the future or in relation to a new similar breach by the Party in breach of its obligations arising out of this Agreement.

11.8.	Registration

AM is fully authorised to carry out at its own expense any registration formalities applicable to this Agreement, in particular tax registration and registration in the National Patent Registers of the relevant countries in the Territory.

11. APPLICABLE LAW AND JURISDICTION

This Agreement is subject to French law.

In case of a difficulty occurring between the Parties in relation to the conclusion, interpretation, performance or termination of this Agreement, the Parties shall endeavour to settle their differences amicably.

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In case of persistent disagreement, the Parties agree to submit to the jurisdiction of the Paris Tribunal de Grande Instance.

Executed at                                         , in two (2) original copies.

AURIS MEDICAL	INSERM 28 FEB 2006

MANAGING DIRECTOR	DIRECTOR GENERAL

[signature]	[signature] [stamp: illegible]

Thomas MEYER	Christian BRECHOT

Stamp: INSERM
For the Director General and by delegation